Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO GROUP HOLDINGS N.V. ANNOUNCES Third QUARTER 2024 RESULTS

Revenue of $423 million, down 10% sequentially and up 14% year-over-year.

Net income of $16 million, as compared to net income of $15 million for the second quarter of 2024 and net loss of $14 million for the third quarter of 2023. Net income margin was 4% for the third quarter of 2024, compared to 3% for the second quarter of 2024 and up compared to (4)% for the third quarter of 2023.

Adjusted EBITDA1 of $85 million, which includes losses recognized on our Congo production solutions project of $7 million, down 10% sequentially and up 69% year-over-year. Adjusted EBITDA margin1 was 20%, for the third and second quarters of 2024, up six percentage points compared to 14% for the third quarter of 2023.

Refining full-year 2024 guidance range to $1.72 to $1.75 billion of revenue, $335 to $350 million of Adjusted EBITDA and Adjusted EBITDA Margin of approximately 20%.

HOUSTON - October 24, 2024 – Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three and nine months ended September 30, 2024.

Third Quarter 2024 Highlights

•	Revenue was $423 million compared to revenue of $470 million in the second quarter of 2024, a decrease of $47 million, or 10%. Consistent with expectations, the decrease in revenue was a result of lower activity in the North and Latin America (“NLA”) and Europe and Sub-Saharan Africa (“ESSA”) segments, offset by modestly higher activity in the Middle East and North Africa (“MENA”) and Asia Pacific (“APAC”) segments. Third and second quarter operating results respectively include $33 million and $21 million of revenue attributable to Coretrax.

•	Net income for the third quarter of 2024 was $16 million, or $0.14 per diluted share, compared to net income of $15 million, or $0.13 per diluted share, for the second quarter of 2024. Net income margin (defined as net income as a percentage of revenue) was 4% for the three months ended September 30, 2024, up from 3% for the three months ended June 30, 2024. Adjusted net income[1] for the third quarter of 2024 was $28 million, or $0.23 per diluted share, compared to adjusted net income for the second quarter of 2024 of $31 million, or $0.27 per diluted share.

•

Adjusted EBITDA for the third quarter was $85 million, a sequential decrease of $10 million, or 10%, primarily attributable to lower well flow management activity related to changes in our customers' drilling and completions programs in Mexico, and lower activity and a change in activity mix in the U.S. Gulf of Mexico. Additionally, the results for the three months ended September 30, 2024 and June 30, 2024 include losses on our Congo production solutions project of $7 million and $12 million, respectively, pending the resolution of several variation orders. Adjusted EBITDA margin for both the third and second quarters of 2024 was 20%.

•

Net cash provided by operating activities for the third quarter of 2024 was $55 million, an increase as compared to net cash used in operating activities of $13 million for the second quarter of 2024, primarily driven by a decrease in working capital. Consistent with historical seasonal patterns, the decrease in working capital is expected to continue in the fourth quarter of 2024, resulting in an improvement in net cash provided by operating activities.

Michael Jardon, Chief Executive Officer, noted “We are pleased to report a solid quarter, with strong year-over-year growth, driven by our team’s commitment to deliver excellence and innovation.

“Expro is focused on delivering high quality services for our customers, and we remain well positioned for what we expect will be a multi-year growth phase for energy services and for companies such as Expro with good leverage to long-cycle development activity. Despite near-term headwinds, our longer-term outlook for the international and offshore energy markets remains constructive, and we are refining full-year 2024 guidance for expected revenues of between $1,720 million and $1,750 million. Additionally, we are revising full-year Adjusted EBITDA guidance to between $335 million and $350 million, and Adjusted EBITDA margin to approximately 20%.

1.     A non-GAAP measure.

“Fourth quarter revenue is expected to be between $440 million and $470 million, implying sequential and year-on-year revenue growth (at the mid-point of guidance) of 8% and 12%, respectively, with Adjusted EBITDA expected to be in a range of $90 million to $105 million, and Adjusted EBITDA margin of between 21% and 22%. Our expectation for the full-year assumes the favorable resolution of several variation orders on our Congo production solutions project, a modest Q4 rebound in activity in NLA, and the expected start-up and completion of other projects.

“With commodity prices under pressure the last several months, customers are being more cautious with discretionary spending, increasing their focus on lowering the cost-of-service delivery, and, in some cases, delaying the start-up of new projects. The impact is expected to be most pronounced on short-cycle activity. In 2025, we expect reduced activity and spending in North America and the U.S. onshore market, in particular. We continue to expect mid-single digit, year-over-year growth for the international and offshore markets, with operators’ more cautious recent approach likely resulting in a slow start to the new year, and activity then gaining momentum as we progress through 2025. Longer-term, expected demand and energy security concerns should support sustained upstream investment and increasing demand for the cost-effective, technology-enabled services and solutions that we provide. This is reflected in contracting activity for third quarter of 2024, with Expro capturing $354 million of contract wins (excluding Coretrax and PRT Offshore), including well construction contracts of approximately $80 million and $31 million in the Gulf of Mexico and Angola, respectively. Related to Coretrax, integration efforts are well underway, with teams across the world collaborating on tenders to realize pull-through revenue synergies, an example of which includes successfully executing five jobs for a new client in Kuwait utilizing the Coretrax expandables solution. As of September 30, 2024, our backlog remains steady at approximately $2.3 billion, including approximately $100 million of Coretrax and PRT backlog.

“Overall, Expro is well positioned to capitalize on international and offshore opportunities. We provide mission critical services and solutions, and we believe secular trends will provide positive momentum across our portfolio.”

Notable Awards and Achievements

In the third quarter, Expro’s CENTRI-FI™ Consolidated Controls solution technology has been selected by Hart E&P’s panel of independent judges as winner of the 2024 Special Meritorious Awards for Engineering Innovation (“MEA”) in the Digital Oilfield Category. The CENTRI-FI™ Consolidated Control Console is one of a suite of digitally intelligent well construction solutions in development as part of Expro’s strategy to adapt and adopt technologies to address today’s and tomorrow’s energy challenges. CENTRI-FI™ is an intelligent digital command and control solution that allows the tong makeup, elevator and slips function, and a single joint elevator to be precisely controlled and operated via wireless control tablet. The operations are performed by a single operator, instead of three or four personnel.

In the NLA region, we have had further success in the expansion of Expro’s Remote Boxing Device in deepwater Brazil, following successful trial where the safety features were quickly recognized. The solution’s consistent and reliable performance delivers value on every connection, with the cumulative potential to reduce over 28 hours of Red Zone exposure per well.

Good business momentum is continuing in the ESSA region with several contract awards and successful projects within the Well Flow Management and Subsea Well Access product lines. In Kazakhstan we progressed an important project where we delivered three well test packages, allowing the client to achieve early production from their gas condensate field. This facility is flowing at similar production rates to the onshore pre-treatment  (“OPT”) project in Congo.

In the MENA region during the third quarter, Expro surpassed one million hours of data transmission from our Data-to-Desk (“D2D”) solution – an established capability used for transmitting and presenting data from the well site in real time. Users access their data from the well site to any web-enabled device, in any location across the globe ensuring decisions on well performance are based on the latest available data.

Lastly, in APAC, the cased hole team successfully executed the client's first Distributed Fiber Optics Sensing (“DFOS”) job in two wells, delivering unique insights compared to traditional methods. DFOS data helped pinpoint the ideal injection pressure and rates, prevent fracture extension, and minimize integrity risks. It also enabled the client to isolate unproductive zones, optimize the injection profile, and refine future well completions—transforming their approach to well performance monitoring.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2024 to the results for the second quarter of 2024.

North and Latin America (NLA)

Revenue for the NLA segment was $139 million for the three months ended September 30, 2024, a decrease of $18 million, or 11%, compared to $157 million for the three months ended June 30, 2024. The decrease was primarily due to lower revenue from well flow management, well construction and subsea well access activity in the Gulf of Mexico and Mexico, and lower well intervention and integrity activity in Argentina, partially offset by higher well flow management revenue in Argentina. NLA revenue included $6 million and $5 million of revenue in the third and second quarter, respectively, as a result of the Coretrax acquisition.

Segment EBITDA for the NLA segment was $33 million, or 24% of revenues, during the three months ended September 30, 2024, a decrease of $11 million, or 26%, compared to $44 million or 28% of revenues during the three months ended June 30, 2024. The decrease in Segment EBITDA and Segment EBITDA margin was primarily attributable to lower well flow management activity related to a change in our customers' drilling and completions programs in Mexico, and lower activity and a less favorable activity mix in the Gulf of Mexico during the three months ended September 30, 2024.

Europe and Sub-Saharan Africa (ESSA)

Revenue for the ESSA segment was $131 million for the three months ended September 30, 2024, a decrease of $37 million, or 22%, compared to $168 million for the three months ended June 30, 2024. The decrease in revenues was primarily driven by an expected decrease in subsea well access revenue in Angola due to project timing and lower well flow management revenue in Congo, partially offset by increased well flow management and well construction activity in the United Kingdom. ESSA revenue included $7 million and $4 million of revenue in the third and second quarter, respectively, as a result of the Coretrax acquisition.

Segment EBITDA for the ESSA segment was $32 million, or 24% of revenues, for the three months ended September 30, 2024, a decrease of $3 million, or 8%, compared to $35 million, or 21% of revenues, for the three months ended June 30, 2024. The decrease in Segment EBITDA and Segment EBITDA margin was attributable to the above referenced decrease of subsea well access activity in Angola, partially offset by lower losses on our Congo production solutions project during the three months ended September 30, 2024 as compared to the three months ended June 30, 2024. For both the third and second quarters, we recognized losses on the Congo production solutions project pending resolution of several variation orders.

Middle East and North Africa (MENA)

Revenue for the MENA segment was $87 million for the three months ended September 30, 2024, an increase of $5 million, or 7%, compared to $81 million for the three months ended June 30, 2024. The increase in revenue was driven by three months of Coretrax revenue in the third quarter compared to two months in the second quarter, partially offset by a modest decrease in revenue across other product lines. MENA revenue in the third and second quarter included $16 million and $10 million of Coretrax revenue, respectively.

Segment EBITDA for the MENA segment was $30 million, or 35% of revenues, for the three months ended September 30, 2024, an increase of $1 million, or 5%, compared to $29 million, or 35% of revenues, for the three months ended June 30, 2024. The increase in Segment EBITDA and Segment EBITDA margin was primarily due to increased activity on higher-margin projects and more favorable activity mix during the three months ended September 30, 2024, including impacts of the Coretrax acquisition.

Asia Pacific (APAC)

Revenue for the APAC segment was $65 million for the three months ended September 30, 2024, an increase of $2 million, or 4%, compared to $63 million for the three months ended June 30, 2024. The increase in revenue was primarily due to increased well flow management activity in Thailand, higher subsea well access activity in Australia and increased Coretrax revenue, partially offset by lower subsea well access activity in China and lower well flow management and well intervention and integrity activity in Australia. APAC revenue included $4 million and $2 million of Coretrax revenue in the third and second quarter, respectively.

Segment EBITDA for the APAC segment was $16 million, or 25% of revenues, for the three months ended September 30, 2024, an increase of $1 million compared to $15 million, or 24% of revenues, for the three months ended June 30, 2024. The increase in Segment EBITDA is attributable primarily due to the impact of the Coretrax acquisition.

Other Financial Information

The Company’s capital expenditures totaled $32 million in the third quarter of 2024, of which approximately 90% were used for the purchase and manufacture of equipment to directly support customer-related activities and approximately 10% for other property, plant and equipment, inclusive of software costs. Expro plans for capital expenditures in the range of approximately $30 million to $40 million for the fourth quarter of 2024.

As of September 30, 2024, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $167 million. The Company had outstanding long-term borrowings of $121 million as of September 30, 2024. The Company’s total liquidity as of September 30, 2024 was $303 million. Total liquidity includes $136 million available for drawdowns as loans under the Company’s revolving credit facility.

Expro’s provision for income taxes for both the third quarter of 2024 and the second quarter of 2024 was approximately $10 million and $14 million, respectively. The Company’s effective tax rate on a U.S. generally accepted accounting principles (“GAAP”) basis for the three months ended September 30, 2024 also reflects liability for taxes in certain jurisdictions that tax on an other than pre-tax profits basis, including so-called “deemed profits” regimes.

On May 15, 2024, the Company established an incremental facility under its Amended and Restated Facility Agreement to increase its existing $250 million revolving credit facility by an additional $90 million in commitments, to a total of $340 million. The incremental facility has the same terms and conditions as the existing facility provided under the Amended and Restated Facility Agreement. The incremental facility is available for the same general corporate purposes as the existing facility provided under the Amended and Restated Facility Agreement, including acquisitions. On May 15, 2024, the Company drew down on the new facility in the amount of approximately $76 million to partially finance the Coretrax acquisition.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss third quarter 2024 results on Thursday, October 24, 2024, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S.: +1 (833) 470-1428

International: +1 (404) 975-4839

Access ID: 791796

To listen via live webcast, please visit the Investor section of www.expro.com.

The third quarter 2024 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of two weeks.

To access the audio replay telephonically:

Dial-In: U.S. +1 (866) 813-9403 or +1 (929) 458-6194

Access ID: 392584

Start Date: October 24, 2024, 1:00 p.m. CT

End Date: November 7, 2024, 10:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, Expro has more than 8,500 employees and provides services and solutions to leading exploration and production companies in both onshore and offshore environments in approximately 60 countries.

For more information, please visit: www.expro.com and connect with Expro on X @ExproGroup and LinkedIn @Expro.

Contact:

Chad Stephenson – Director Investor Relations

+1 (713) 463-9776

InvestorRelations@expro.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance, operating results, environmental, social and governance goals, targets and initiatives, estimates and projections regarding the benefits of the Coretrax acquisition, and the Company’s ability to achieve the anticipated synergies as a result of the Coretrax acquisition. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations (including the ability to recover, and to the extent necessary, service and/or economically repair any equipment located on the seabed), political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, inflationary pressures, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization expense, and general and administrative expense, excluding depreciation and amortization expense, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Total revenue	$422,828	$469,642	$369,818	$1,275,959	$1,106,014
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(331,235)	(366,520)	(315,825)	(1,006,242)	(924,420)
General and administrative expense, excluding depreciation and amortization expense	(20,467)	(26,225)	(15,437)	(65,905)	(44,908)
Depreciation and amortization expense	(40,391)	(40,647)	(37,414)	(121,184)	(109,386)
Merger and integration expense	(1,437)	(8,789)	(817)	(12,387)	(4,332)
Severance and other (expense) income	(3,181)	236	(1,897)	(8,007)	(5,487)
Total operating cost and expenses	(396,711)	(441,945)	(371,390)	(1,213,725)	(1,088,533)
Operating income (loss)	26,117	27,697	(1,572)	62,234	17,481
Other income (expense), net	262	334	(1,129)	1,081	(3,540)
Interest and finance expense, net	(3,895)	(3,666)	(373)	(10,713)	(1,688)
Income (loss) before taxes and equity in income of joint ventures	22,484	24,365	(3,074)	52,602	12,253
Equity in income of joint ventures	4,241	4,856	2,495	12,955	7,736
Income (loss) before income taxes	26,725	29,221	(579)	65,557	19,989
Income tax expense	(10,450)	(13,935)	(13,307)	(36,673)	(30,931)
Net income (loss)	$16,275	$15,286	$(13,886)	$28,884	$(10,942)

Net income (loss) per common share:
Basic	$0.14	$0.13	$(0.13)	$0.25	$(0.10)
Diluted	$0.14	$0.13	$(0.13)	$0.25	$(0.10)
Weighted average common shares outstanding:
Basic	117,467,994	113,979,860	108,777,429	113,887,885	108,764,599
Diluted	118,293,677	114,923,702	108,777,429	115,605,215	108,764,599

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$165,663	$151,741
Restricted cash	1,322	1,425
Accounts receivable, net	532,469	469,119
Inventories	179,339	143,325
Income tax receivables	32,511	27,581
Other current assets	72,976	58,409
Total current assets	984,280	851,600

Property, plant and equipment, net	535,988	513,222
Investments in joint ventures	75,537	66,402
Intangible assets, net	308,453	239,716
Goodwill	343,885	247,687
Operating lease right-of-use assets	76,332	72,310
Non-current accounts receivable, net	8,008	9,768
Other non-current assets	11,137	12,302
Total assets	$2,343,620	$2,013,007

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$326,647	$326,125
Income tax liabilities	52,830	45,084
Finance lease liabilities	2,282	1,967
Operating lease liabilities	17,990	17,531
Other current liabilities	97,699	98,144
Total current liabilities	497,448	488,851

Long-term borrowings	121,065	20,000
Deferred tax liabilities, net	47,196	22,706
Post-retirement benefits	5,675	10,445
Non-current finance lease liabilities	15,040	16,410
Non-current operating lease liabilities	59,528	54,976
Uncertain tax positions	69,471	59,544
Other non-current liabilities	44,868	44,202
Total liabilities	860,291	717,134

Common stock	8,486	8,062
Treasury stock	(69,104)	(64,697)
Additional paid-in capital	2,072,061	1,909,323
Accumulated other comprehensive income	22,135	22,318
Accumulated deficit	(550,249)	(579,133)
Total stockholders’ equity	1,483,329	1,295,873
Total liabilities and stockholders’ equity	$2,343,620	$2,013,007

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$28,884	$(10,942)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	121,184	109,386
Equity in income of joint ventures	(12,955)	(7,736)
Stock-based compensation expense	19,251	14,682
Elimination of unrealized (loss) gain on sales to joint ventures	(312)	3,520
Changes in fair value of contingent consideration	(5,761)	-
Deferred taxes	(1,126)	(8,066)
Unrealized foreign exchange losses	3,418	1,725
Changes in assets and liabilities:
Accounts receivable, net	(28,676)	3,193
Inventories	(15,367)	(587)
Other assets	(11,471)	(15,279)
Accounts payable and accrued liabilities	(19,617)	29,269
Other liabilities	(8,463)	(15,422)
Income taxes, net	3,375	4,481
Dividends received from joint ventures	4,132	2,754
Other	(4,418)	(5,450)
Net cash provided by operating activities	72,078	105,528

Cash flows from investing activities:
Capital expenditures	(99,158)	(84,623)
Payment for acquisition of business, net of cash acquired	(31,967)	(8,477)
Proceeds from settlement of contingent consideration	7,500	-
Proceeds from disposal of assets	2,900	2,013
Proceeds from sale / maturity of investments	-	288
Net cash used in investing activities	(120,725)	(90,799)

Cash flows from financing activities:
Release of collateral deposits, net	1,242	350
Proceeds from borrowings	117,269	50,000
Repayment of borrowings	(44,351)	-
Repurchase of common stock	-	(10,011)
Payment of withholding taxes on stock-based compensation plans	(3,269)	(2,436)
Repayment of financed insurance premium	(7,828)	(6,733)
Repayments of finance leases	(1,055)	(1,296)
Net cash provided by financing activities	62,008	29,874

Effect of exchange rate changes on cash and cash equivalents	458	(6,052)
Net increase to cash and cash equivalents and restricted cash	13,819	38,551
Cash and cash equivalents and restricted cash at beginning of period	153,166	218,460
Cash and cash equivalents and restricted cash at end of period	$166,985	$257,011

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$34,091	$34,722
Cash paid for interest, net	8,070	1,456
Change in accounts payable and accrued expenses related to capital expenditures	9,545	1,432

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2024		2024		2023		2024		2023
NLA	$139,397	33%	$156,990	34%	$105,252	28%	$426,776	33%	$366,310	33%
ESSA	131,475	31%	168,431	36%	135,395	37%	421,652	33%	387,105	35%
MENA	86,736	21%	81,429	17%	58,057	16%	239,659	19%	168,165	15%
APAC	65,220	15%	62,792	13%	71,114	19%	187,872	15%	184,434	17%
Total	$422,828	100%	$469,642	100%	$369,818	100%	$1,275,959	100%	$1,106,014	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2024		2024		2023		2024		2023
NLA	$33,064	24%	$44,474	28%	$19,967	19%	$111,915	26%	$88,544	24%
ESSA	32,175	24%	34,997	21%	39,268	29%	92,373	22%	95,017	25%
MENA	30,032	35%	28,611	35%	16,871	29%	83,181	35%	49,930	30%
APAC	16,193	25%	15,248	24%	(4,286)	(6)%	42,227	22%	(3,532)	(2)%
Total Segment EBITDA	111,464		123,330		71,820		329,696		229,959
Corporate costs(4)	(30,669)		(33,636)		(24,070)		(95,605)		(73,961)
Equity in income of joint ventures	4,241		4,856		2,495		12,955		7,736
Adjusted EBITDA	$85,036	20%	$94,550	20%	$50,245	14%	$247,046	19%	$163,734	15%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

EXPRO GROUP HOLDINGS N.V.
REVENUE BY AREAS OF CAPABILITIES AND SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

Revenue by areas of capabilities:

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2024		2024		2023		2024		2023
Well construction	$159,268	38%	$148,476	32%	$116,293	31%	$427,775	34%	$388,277	35%
Well management(1)	263,560	62%	321,166	68%	253,525	69%	848,184	66%	717,737	65%
Total	$422,828	100%	$469,642	100%	$369,818	100%	$1,275,959	100%	$1,106,014	100%

Supplementary information on specific amounts included in cash provided by operating activities:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$55,313	$(13,173)	$58,841	$72,078	$105,528
Cash paid for interest, net	2,441	2,719	910	8,070	1,456
Cash paid for merger and integration expense	2,212	9,712	1,614	14,204	13,014
Cash paid for severance and other expense	5,490	6,334	2,208	14,972	6,779

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
GROSS PROFIT, GROSS MARGIN, CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS
(In thousands)
(Unaudited)

Gross Profit, Contribution(1), Gross Margin and Contribution Margin(2):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Total revenue	$422,828	$469,642	$369,818	$1,275,959	$1,106,014

Less: Cost of revenue, excluding depreciation and amortization	(331,235)	(366,520)	(315,825)	(1,006,242)	(924,420)
Less: Depreciation and amortization related to cost of revenue	(40,315)	(40,571)	(37,334)	(120,956)	(109,165)
Gross profit	51,278	62,551	16,659	148,761	72,429

Add: Indirect costs (included in cost of revenue)	71,875	69,645	62,772	209,954	184,198
Add: Stock-based compensation expenses	2,266	2,785	1,789	6,697	5,212
Add: Depreciation and amortization related to cost of revenue	40,315	40,571	37,334	120,956	109,165
Contribution	$165,734	$175,552	$118,554	$486,368	$371,004

Gross margin	12%	13%	5%	12%	7%

Contribution margin	39%	37%	32%	38%	34%

Support Costs(4):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Cost of revenue, excluding depreciation and amortization expense	331,235	366,520	315,825	$1,006,242	$924,420
Direct costs (excluding depreciation and amortization expense)(3)	(257,094)	(294,090)	(251,264)	(789,591)	(735,010)
Stock-based compensation expense	(2,266)	(2,785)	(1,789)	(6,697)	(5,212)
Indirect costs (included in cost of revenue)	71,875	69,645	62,772	209,954	184,198
General and administrative expense (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	13,123	16,034	7,961	42,203	30,749
Total support costs	$84,998	$85,679	$70,733	$252,157	$214,947

Total support costs as a percentage of revenue	20%	18%	19%	20%	19%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs attributable to support the activities of the operating segments, research and engineering expenses and product line management costs included in Cost of revenue, excluding depreciation and amortization expense, and General and administrative expenses representing costs of running our corporate head office and other central functions including logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Total revenue	$422,828	$469,642	$369,818	$1,275,959	$1,106,014

Net income (loss)	$16,275	$15,286	$(13,886)	$28,884	$(10,942)

Income tax expense	10,450	13,935	13,307	36,673	30,931
Depreciation and amortization expense	40,391	40,647	37,414	121,184	109,386
Severance and other expense (income)	3,181	(236)	1,897	8,007	5,487
Merger and integration expense	1,437	8,789	817	12,387	4,332
Other (income) expense, net	(262)	(334)	1,129	(1,081)	3,540
Stock-based compensation expense	6,831	7,350	4,934	19,251	14,682
Foreign exchange loss	2,838	5,447	4,260	11,028	4,630
Interest and finance expense, net	3,895	3,666	373	10,713	1,688
Adjusted EBITDA	$85,036	$94,550	$50,245	$247,046	$163,734

Net income (loss) margin	4%	3%	(4)%	2%	(1)%

Adjusted EBITDA margin	20%	20%	14%	19%	15%

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income (Loss):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Net income (loss)	$16,275	$15,286	$(13,886)	$28,884	$(10,942)
Adjustments:
Merger and integration expense	1,437	8,789	817	12,387	4,332
Severance and other expense (income)	3,181	(236)	1,897	8,007	5,487
Stock-based compensation expense	6,831	7,350	4,934	19,251	14,682
Total adjustments, before taxes	11,449	15,903	7,648	39,645	24,501
Tax benefit	(27)	(75)	-	(111)	(43)
Total adjustments, net of taxes	11,422	15,828	7,648	39,534	24,458
Adjusted net income (loss)	$27,697	$31,114	$(6,238)	$68,418	$13,516

Reconciliation of Adjusted Net Income (Loss) per Diluted Share:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Net income (loss)	$0.14	$0.13	$(0.13)	$0.25	$(0.10)
Adjustments:
Merger and integration expense	0.01	0.08	0.01	0.11	0.04
Severance and other expense (income)	0.03	(0.00)	0.02	0.07	0.05
Stock-based compensation expense	0.06	0.06	0.05	0.17	0.13
Total adjustments, before taxes	0.10	0.14	0.07	0.34	0.23
Tax benefit	(0.00)	(0.00)	-	(0.00)	(0.00)
Total adjustments, net of taxes	0.10	0.14	0.07	0.34	0.22
Adjusted net income (loss)	$0.23	$0.27	$(0.06)	$0.59	$0.12

As reported diluted weighted average common shares outstanding	118,293,677	114,923,702	108,777,429	115,605,215	108,764,599